Exhibit 99.20

Jonathan Milner issues Open Letter to shareholders of Abcam plc

Urges shareholders to question the scheme circular, the unacceptable Offer price and continue to Vote AGAINST the current proposed acquisition of Abcam by Danaher Corporation

Reiterates a sale at the right price, to Danaher or to another bidder, would not be blocked by Jonathan Milner, provided that it accurately reflects the value and potential of the Company.

CAMBRIDGE, England, 10 October 2023 – Dr. Jonathan Milner, the founder and one of the largest shareholders in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with beneficial ownership of 6.16%, today issued an open letter to the Company’s shareholders in light of the recently published scheme circular (“Scheme Circular,” as published on 5 October 2023) detailing the proposed acquisition of Abcam by Danaher Corporation (NYSE: DHR) or its affiliates (“Danaher”).

“Dear Fellow Abcam Shareholders,

I, along with my team of advisers, have considered the details of the Scheme Circular:

•	Management’s projections were everything I hoped they would be with Abcam now poised to reap the returns of the five-year plan and significant investments made.

•	This transaction is not due to close until mid-2024, a transformational year for Abcam: FY23 to FY24 EBITDA margins are expected to increase by over 600bps accompanied by 16% revenue growth. I believe that such delivery would be expected to result in a significant uplift in Abcam’s share price.

•	Longer term, the Scheme Circular describes an even more attractive business:
o	revenue growth of 14% (FY24-FY26 CAGR);
o	significant expansion in adjusted EBITDA margins from FY23 through to FY26 when margins are expected to be nearly 50%, an increase of 1,140 bps.

With so much value creation potential ahead why is the Board rapidly pushing this transaction through now? Now more than ever, $24 is the wrong price at the wrong time and represents a significant transfer of value from Abcam’s shareholders to Danaher’s shareholders.

I will be issuing a more extensive presentation in the coming days which will cover the reasons to vote against the $24 per share bid from Danaher. This will be made available on www.abcamfocus.com

The Scheme Circular contains fairness opinions from Abcam’s financial advisers. I have concerns that too selective of an approach has been adopted for certain of their analyses. As recently as 20 June 2023 (see slide 17 of this document), Abcam helpfully identified the peer group of public companies which it considered to have the scale and financial profile closest aligned to it. However, it appears that Abcam’s financial advisers have missed the mark by minimizing (or leaving out) six out of the eight peer companies which Abcam itself has considered to be most comparable. Particularly notable is that the trading multiples for premium-rated companies like Repligen Corporation, Maravai Lifesciences and Illumina (all recently identified by Abcam as some of their closest aligned peers) did not contribute to the comparable company analysis thereby depressing the multiples and the implied value per share detailed.

Since September 2014 (when I stepped down as CEO to become Deputy Chairman) to 16 May 2023 (being the date of the last undisturbed share price prior to me stating my intention to call an EGM), the long term average EV/NTM EBITDA valuation multiple for Abcam was 22.1x NTM EBITDA (which excludes the impact of the pandemic from March 2020 to January 2022). The implied multiple for the $24 per share Danaher bid is 21.4x FY24 EBITDA (fully diluted basis, as derived from p95 of the Scheme Circular). I believe at a price of $24 per share, Abcam is essentially being sold without any premium for control.

As I have said before, this is the wrong price and the wrong time to sell the business. With such promising forecasts, why is the Board content to sell Abcam for a mere $24 per share which I believe does not reward Abcam shareholders with a premium for control? Serious questions are raised by the handsome cash incentives to Executive Directors following a change of control at Abcam (see pages 7 and 70 of the Scheme Circular). It appears to me that the Board has recommended a sale at $24 now because they have serious reservations about current management’s ability to bring the five-year investment plan to fruition and continue to drive significant returns for shareholders through Abcam remaining independent.

Given my continued dedication to the international life sciences industry, a deep understanding of Abcam’s growth drivers and as an author of the five-year plan, I believe I can help the brilliant people at Abcam continue to deliver outstanding financial performance into the future and take advantage of the opportunities stemming from the rapid change occurring in the biopharma industry. Abcam is an outstanding UK asset that should not be sold off to Danaher too cheaply. I reassure shareholders, employees and customers that I in no way wish to cause unnecessary disruption at a time that has been unsettling for everybody. I have always been open to engaging with the Board on a constructive, but unhindered, basis to realise the true value of Abcam for my fellow shareholders.

However, I want to be clear: I am prepared to sell to Danaher or to another bidder at the right price, provided that it accurately reflects the value and potential of the Company.

In summary, shareholders are not seeing the full value of the investment that Abcam undertook to drive improved performance over the longer term. Whilst Danaher may have been the highest bidder today, the timing of the strategic review was ill-advised and has therefore resulted in a sub-optimal offer.

Disappointingly, management’s poor corporate governance track record continues with its decision to set the record date two full trading days before publication of the Scheme Circular.

I URGE ALL SHAREHOLDERS TO VOTE AGAINST THIS PROPOSED TRANSACTION AND SEND A CLEAR MESSAGE TO THE BOARD THAT THEY ARE DISSATISFIED WITH THE PROPOSED ACQUISITION. YOU CAN CONTINUE TO VOTE AGAINST USING THE VALID WHITE PROXY CARD OR THE BLUE FORM OF PROXY / BLUE ADS VOTING INSTRUCTION.

Yours sincerely,

Jonathan Milner”

Jonathan Milner

https://abcamfocus.com/

Investor contact

Alliance Advisors (Europe)

T: +44 7733 265 198 / E: focusabcam@allianceadvisors.com

Michael Roper

Alliance Advisors (US)

T: +1 917 414 4766

Thomas Ball

Peel Hunt LLP

T: +44 (0) 20 7418 8900

Christopher Golden / James Steel

Sohail Akbar / Jock Maxwell Macdonald

International PR advisers

ICR Consilium (Europe)

T: +44 (0)20 3709 5700 / E: focusabcam@consilium-comms.com

Mary-Jane Elliott / Matthew Neal / Davide Salvi

ICR (US)

T: +1 646 677 1811 / E: FocusAbcam@icrinc.com

Dan McDermott

IMPORTANT ADDITIONAL INFORMATION

THIS DOCUMENT HAS BEEN ISSUED BY DR. JONATHAN MILNER ("DR. MILNER").

DR. MILNER IS PUBLISHING A PROXY STATEMENT AND ACCOMPANYING [WHITE] PROXY CARD TO BE USED TO SOLICIT VOTES AGAINST THE PROPOSED ACQUISITION OF ABCAM PLC (THE "COMPANY") BY DANAHER CORPORATION OR ONE OF ITS AFFILIATES AT $24 PER SHARE AT A MEETING OF THE SHAREHOLDERS CONVENED PURSUANT TO THE COMPANIES ACT 2006 (THE “COURT MEETING”).

DR. MILNER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE MADE AVAILABLE AT NO CHARGE ONLINE ON THE WEBSITE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV AND ON A WEBSITE HOSTED BY DR. MILNER TO PROVIDE INFORMATION TO SHAREHOLDERS ABOUT THE COURT MEETING AT WWW.ABCAMFOCUS.COM. HOLDERS OF COMPANY SECURITIES ALSO SHOULD RECEIVE COPIES OF THE PROXY STATEMENT AND PROXY CARD BY MAIL, AND COPIES WILL BE PROVIDED AT NO CHARGE UPON REQUEST MADE TO DR. MILNER’S PROXY SOLICITOR, ALLIANCE ADVISORS, , BY EMAIL TO FOCUSABCAM@ALLIANCEADVISORS.COM OR BY PHONE TO 877-777-8211 FROM NORTH AMERICA OR TO 0800-102- 6998 FROM ELSEWHERE.

THIS DOCUMENT IS FOR DISCUSSION AND INFORMATIONAL PURPOSES ONLY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF DR. MILNER AS OF THE DATE HEREOF. DR. MILNER RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS. SUBJECT TO THE FOREGOING, AND AS SET FORTH BELOW, DR. MILNER INTENDS TO MAKE AVAILABLE AT AN APPROPRIATE TIME ADDITIONAL INFORMATION ABOUT THE COURT MEETING INCLUDING HOW TO VOTE AT SUCH MEETING.

DR. MILNER HAS INVESTMENTS IN THE COMPANY WHICH ARE DISCLOSED IN THE PROXY STATEMENT AND OTHER PROXY MATERIALS, AND CONSEQUENTLY HAS A FINANCIAL INTEREST IN THE PROFITABILITY OF HIS POSITIONS IN THE COMPANY. ACCORDINGLY THIS DOCUMENT SHOULD NOT BE REGARDED AS IMPARTIAL. NOTHING IN THIS DOCUMENT SHOULD BE TAKEN AS ANY INDICATION OF DR. MILNER 'S CURRENT OR FUTURE TRADING OR VOTING INTENTIONS AND/OR ACTIVITIES WHICH MAY CHANGE AT ANY TIME.

CERTAIN INFORMATION IN THIS DOCUMENT IS BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO THE COMPANY, INCLUDING PUBLIC FILINGS AND DISCLOSURES MADE BY THE COMPANY AND OTHER SOURCES, AS WELL AS DR. MILNER'S ANALYSIS OF SUCH PUBLICLY AVAILABLE INFORMATION. DR. MILNER HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION, AND NO REPRESENTATION OR WARRANTY IS MADE THAT ANY SUCH DATA OR INFORMATION IS COMPLETE OR ACCURATE. DR. MILNER RECOGNISES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY THAT COULD ALTER THE OPINIONS OF DR. MILNER WERE SUCH INFORMATION KNOWN.

NO REPRESENTATION, WARRANTY OR UNDERTAKING, EXPRESS OR IMPLIED, IS GIVEN AND NO RESPONSIBILITY OR LIABILITY OR DUTY OF CARE IS OR WILL BE ACCEPTED BY DR. MILNER CONCERNING: (I) THIS DOCUMENT AND ITS CONTENTS, INCLUDING WHETHER THE INFORMATION AND OPINIONS CONTAINED HEREIN ARE ACCURATE, FAIR, COMPLETE OR CURRENT; (II) THE PROVISION OF ANY FURTHER INFORMATION, WHETHER BY WAY OF UPDATE TO THE INFORMATION AND OPINIONS CONTAINED IN THIS DOCUMENT OR OTHERWISE TO THE RECIPIENT AFTER THE DATE OF THIS DOCUMENT; OR (III) THAT DR. MILNER'S INVESTMENT PROCESSES OR INVESTMENT OBJECTIVES WILL OR ARE LIKELY TO BE ACHIEVED OR SUCCESSFUL OR THAT DR. MILNER'S INVESTMENTS WILL MAKE ANY PROFIT OR WILL NOT SUSTAIN LOSSES. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. TO THE FULLEST EXTENT PERMITTED BY LAW, DR. MILNER WILL NOT BE RESPONSIBLE FOR ANY LOSSES, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL, INCLUDING LOSS OF PROFITS, DAMAGES, COSTS, CLAIMS OR EXPENSES RELATING TO OR ARISING FROM THE RECIPIENT'S OR ANY PERSON'S RELIANCE ON THIS DOCUMENT.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE INFORMATION AND OPINIONS INCLUDED IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS, INCLUDING ESTIMATES AND PROJECTIONS PREPARED WITH RESPECT TO, AMONG OTHER THINGS, THE COMPANY'S ANTICIPATED OPERATING PERFORMANCE, THE VALUE OF THE COMPANY'S SECURITIES, DEBT OR ANY RELATED FINANCIAL INSTRUMENTS THAT ARE BASED UPON OR RELATE TO THE VALUE OF SECURITIES OF THE COMPANY (COLLECTIVELY, "COMPANY SECURITIES"), GENERAL ECONOMIC AND MARKET CONDITIONS AND OTHER FUTURE EVENTS. YOU SHOULD BE AWARE THAT ALL FORWARD-LOOKING STATEMENTS, ESTIMATES AND PROJECTIONS ARE INHERENTLY UNCERTAIN AND SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OTHER UNCERTAINTIES AND CONTINGENCIES AND HAVE BEEN INCLUDED SOLELY FOR ILLUSTRATIVE PURPOSES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE INFORMATION CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. THERE CAN BE NO ASSURANCE THAT THE COMPANY SECURITIES WILL TRADE AT THE PRICES THAT MAY BE IMPLIED HEREIN, AND THERE CAN BE NO ASSURANCE THAT ANY ESTIMATE, PROJECTION OR ASSUMPTION HEREIN IS, OR WILL BE PROVEN, CORRECT.

THIS DOCUMENT DOES NOT CONSTITUTE (A) AN OFFER OR INVITATION TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITY OR OTHER FINANCIAL INSTRUMENT AND NO LEGAL RELATIONS SHALL BE CREATED BY ITS ISSUE, (B) A "FINANCIAL PROMOTION" FOR THE PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, (C) "INVESTMENT ADVICE" AS DEFINED BY THE FCA HANDBOOK, (D) "INVESTMENT RESEARCH" AS DEFINED BY THE FCA HANDBOOK, OR (E) AN "INVESTMENT RECOMMENDATION" AS DEFINED BY REGULATION (EU) 596/2014 AND BY REGULATION (EU) NO. 596/2014 AS IT FORMS PART OF U.K. DOMESTIC LAW BY VIRTUE OF SECTION 3 OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 ("EUWA 2018") INCLUDING AS AMENDED BY REGULATIONS ISSUED UNDER SECTION 8 OF EUWA 2018. THIS DOCUMENT IS NOT (AND MAY NOT BE CONSTRUED TO BE) LEGAL, TAX, INVESTMENT, FINANCIAL OR OTHER ADVICE. EACH RECIPIENT SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND TAX AND FINANCIAL ADVISERS AS TO LEGAL AND OTHER MATTERS CONCERNING THE INFORMATION CONTAINED HEREIN. THIS DOCUMENT DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL OF THE INFORMATION THAT MAY BE RELEVANT TO AN EVALUATION OF THE COMPANY, COMPANY SECURITIES OR THE MATTERS DESCRIBED HEREIN.

NO AGREEMENT, COMMITMENT, UNDERSTANDING OR OTHER LEGAL RELATIONSHIP EXISTS OR MAY BE DEEMED TO EXIST BETWEEN OR AMONG DR. MILNER AND ANY OTHER PERSON BY VIRTUE OF FURNISHING THIS DOCUMENT. DR. MILNER IS NOT ACTING FOR OR ON BEHALF OF, AND IS NOT PROVIDING ANY ADVICE OR SERVICE TO, ANY RECIPIENT OF THIS DOCUMENT. DR. MILNER IS NOT RESPONSIBLE TO ANY PERSON FOR PROVIDING ADVICE IN RELATION TO THE SUBJECT MATTER OF THIS DOCUMENT. BEFORE DETERMINING ON ANY COURSE OF ACTION, ANY RECIPIENT SHOULD CONSIDER ANY ASSOCIATED RISKS AND CONSEQUENCES AND CONSULT WITH ITS OWN INDEPENDENT ADVISORS AS IT DEEMS NECESSARY.

DR. MILNER HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. ALL TRADEMARKS AND TRADE NAMES USED HEREIN ARE THE EXCLUSIVE PROPERTY OF THEIR RESPECTIVE OWNERS.